Exhibit 99.1

ISS, an Independent Proxy Solicitation Firm, Recommends

Voting “FOR” Each of the Five Proposals at Westwater’s

2024 Annual Shareholder Meeting Scheduled for May 30th

Centennial, CO – May 15, 2024: Westwater Resources, Inc. (NYSE American: WWR) an energy technology and battery-grade natural graphite development company, today announced that an independent proxy solicitation firm – Institutional Shareholder Services Inc. (“ISS”) – has recommended voting “FOR” each of the five proposals pending before the shareholders at Westwater’s 2024 Annual Meeting (“Annual Meeting”) scheduled for May 30, 2024.

As detailed in the proxy statement filed on April 5, 2024 for the Annual Meeting, there are five proposals that are being presented to Westwater’s shareholders for approval: (1) to re-elect the five directors; (2) to increase the number of shares available for award, and the limit on such awards, under Westwater’s employee incentive plan; (3) an advisory vote on executive compensation; (4) to ratify Moss Adams as the company’s independent auditor; and (5) to increase the number of authorized shares of common stock. ISS has recommended a vote “FOR” each proposal.

The Westwater 2024 Annual Meeting will be held virtually at 8 am mountain time on Thursday, May 30, 2024.      Shareholders are reminded to vote their shares – by internet or telephone – as specified on the proxy card that was mailed to them along with the proxy statement. Following the Annual Meeting, Westwater will disclose the results of the shareholder voting.

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR) is focused on developing battery-grade natural graphite products. The Company’s primary project is the Kellyton advanced graphite processing plant that is under construction in east-central Alabama. In addition, the Company’s Coosa graphite deposit is the most advanced natural flake graphite deposit in the contiguous United States — and is located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit www.westwaterresources.net.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Email: Investorrelations@westwaterresources.net

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